STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

e-mail:  InvestorRelations@Standex.com

STANDEX REPORTS SECOND-QUARTER FISCAL 2014 FINANCIAL RESULTS

Reports $0.83 in EPS from Continuing Operations; $0.88 in Non-GAAP EPS from Continuing Operations

SALEM, NH – February 3, 2014 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the second quarter of fiscal year 2014 ended December 31, 2013.

Second Quarter Fiscal 2014 Results from Continuing Operations

▪

Net sales increased to $172.2 million from $168.6 million in the second quarter of fiscal 2013.

▪

Income from operations was $15.3 million, compared with $16.3 million in the second quarter of fiscal 2013.  Operating income for the second quarter of fiscal 2014 included, pre-tax, $0.6 million in restructuring charges, $2.1 million of non-recurring management transition expense, and a non-recurring, net gain of $2.0 million associated with insurance proceeds received during the quarter.  The second quarter of fiscal 2013 included, pre-tax, $1.0 million of restructuring charges and $0.1 million of acquisition-related costs.  Excluding these items from both periods, the Company reported non-GAAP second-quarter fiscal 2014 operating income of $16.0 million, compared with $17.3 million in the year-earlier quarter.

▪

Net income from continuing operations was $10.6 million, or $0.83 per diluted share, including, after tax, $0.5 million in restructuring charges, $1.5 million of non-recurring management transition expense, and a non-recurring, net gain associated with insurance proceeds of $1.4 million.  This compares with second-quarter 2013 net income from continuing operations of $11.0 million, or $0.86 per diluted share, which included, after tax, $0.6 million of restructuring charges and $0.1 million in acquisition-related costs.  Excluding the aforementioned items from both periods, non-GAAP net income from continuing operations was $11.2 million, or $0.88 per diluted share, compared with $11.7 million, or $0.92 per diluted share, in the second quarter of fiscal 2013.

▪

EBITDA (earnings before interest, income taxes, depreciation and amortization) was $19.1 million, compared with $20.4 million in the second quarter of fiscal 2013.  Excluding the previously mentioned items from both periods, EBITDA for the second quarter of fiscal 2014 was $19.9 million, compared with $21.4 million in the year-earlier quarter.

▪

Net working capital (defined as accounts receivable plus inventories less accounts payable) was $130.3 million at the end of the second quarter of fiscal 2014, compared with $129.9 million a year earlier.  Working capital turns were 5.3 for the second quarter of fiscal 2014, compared with 5.2 turns for the year-earlier quarter.

▪

The Company closed the quarter with net cash of $2.0 million, compared with net debt  positions  $4.0 million  in the first quarter of fiscal 2014 and $29.0 million second quarter of fiscal 2013

A reconciliation of net income, earnings per share and net income from continuing operations from reported GAAP amounts to non-GAAP amounts is included later in this release.

Management Comments

“This was a quarter of continued soft demand in our Food Service Equipment business partially offset by strong performance in Engraving, Electronics and Hydraulics,” said President and CEO David Dunbar.  “Our growth and profitability also were negatively affected by a difficult year-over-year comparison at our Engineering Technologies segment due to a one-time payment from a customer contractual settlement in the prior year impacting sales in the amount of $1.9 million and operating income in the amount of $700,000.  Industry trends in Food Service remain challenging, with weakness in consumer activity and slower capital equipment purchasing at several of our key accounts and market segments.  However, given our recent restructurings in Food

Service and our plans to take additional costs out of this part of the business, as well as the strength of our new product pipeline, we believe Standex will realize profit leverage as demand in this segment recovers.1 We continue to feel good about our overall strategy for the business.1

Segment Review

Food Service Equipment Group sales decreased 2.9% year-over-year, with operating income declining 23.4%.

“On the refrigeration side of the business, sales to several large quick serve restaurant and convenience store chains were down from the second quarter last year,” said Dunbar.  “In part, this reflects a shift in capital investment by franchisees and chains away from food service equipment and in favor of other store related capital investments.  We see this as a temporary shift in focus and not a long-term trend.1  Another issue this quarter was the unseasonably cold weather in much of the country, which resulted in delays in new store construction.  On a more positive note, our refrigeration business with smaller chains was up by double digits in the quarter.”

“In our cooking solutions business, we experienced another slow quarter for sales to chains and to the U.S. government,” Dunbar said. “Our seasonal spare parts supply business was soft as well.  The early signs of strengthening in the U.S. grocery store segment that we saw last quarter became even more evident in the second quarter, and we are seeing this improvement in our project pipeline.  However, these gains continued to be offset by the deteriorating grocery store environment in Europe, particularly in the U.K. We are making good progress on our strategy to drive cooking solutions revenue growth by rolling out new products.  Following our launch of a new line of countertop griddles and charbroilers in the first quarter, we introduced a new value line deck oven in the second quarter.  Both product lines have been well-received.  Looking ahead, we plan to substantially expand our portfolio of Cooking Solutions products during the second half of fiscal 2014 by introducing a new value line combi oven as well as a mini combi oven and speed oven.1”

“We continued to move forward during the second quarter on our longer-term margin improvement strategy in Food Service,” said Dunbar.  “The consolidation of our Cheyenne, Wyoming, Cooking Solutions facility remains on schedule.  We expect to substantially complete the production transfer to Mexico and other locations in the US by the end of fiscal 2014 and to realize $4 million per year in annual savings, benefiting from approximately 75% of the savings rate in the first half of fiscal 2015 and from the full annualized run rate in the second half of that year.1  We also are making good progress on the new finished goods distribution center for Cooking Solutions in Dallas.  One of the three product lines planned for that facility began shipping on schedule during the second quarter, and we continue to expect the facility to be fully operational by the end of fiscal 2014.1”

Engraving Group sales increased 20.0% year-over-year, and operating income grew 30.0%.

“This was a quarter of record sales and profitability for the Standex Engraving Group,” said Dunbar.  “This performance was mainly driven by our mold texturizing business, which was very strong in both the automotive and non automotive segments around the world.  Each of our mold texturizing geographic regions performed well in the quarter.  We expect to report strong mold texturizing sales through the second half of the fiscal year, not only in North America where we continue to see solid growth in bookings and backlog, but in Europe and China as well.1  We did see softness in the engraved roll and machinery business particularly in the US and Brazil during the quarter.  We are continuing to execute on our growth strategy in Engraving.  Our objective is to introduce new mold texturizing technologies and production capabilities that expand our addressable market and differentiate Standex from its competitors.1

Engineering Technologies Group sales decreased 3.9% year-over-year, with operating income declining 32.6% where the year over year sales and operating profit were negatively impacted by the customer contractual settlement identified above.

“Excluding the impact of the customer settlement in the year-earlier quarter, the Engineering Technologies Group performed well in the second quarter of fiscal 2014, as flat sales for aviation were more than offset by strong growth in our space, land-based turbine, and oil and gas businesses,” Dunbar said.  “In our space business we continued to capture development and production orders from NASA and commercial customers for key manned and unmanned space flight programs.  Sales to our original equipment manufacturer (“OEM”) customers for applications related to large offshore oil and gas production floating platforms rose significantly, year-over-year, reflecting the project-driven nature of this part of the business.”

Electronics Products Group sales were up 6.3% year-over-year, with operating income increasing 7.1%.

“Our growth in Electronics during the second quarter in part reflects the impact of the new customer product platforms that we have been launching in both Europe and North America,” said Dunbar.  “These include magnetic devices in the white goods end user market, sensors for appliance, automotive and hydraulic oil pressure applications and reed relay programs. Looking ahead, we have a solid pipeline of customer programs that we expect to launch during the next several  quarters.1  We also are continuing to make good progress in our developmental work on new customer programs for the domestic market in China. At the same time, we are moving forward in executing on a robust set of lean enterprise cost reduction initiatives.  We expect these initiatives to benefit the business during the next 12 to 18 months.1  This is in addition to the estimated $4 million annual run rate savings that we are now realizing from the Meder acquisition synergies coming from procurement savings and from our facility consolidations in Tianjin and Shanghai, China.”

The Hydraulics Products Group reported a 12.4% year-over-year sales increase, while operating income increased 10.0%.

“During the second quarter our Hydraulics Products Group continued to experience recovery in our traditional North American dump truck market, driven primarily by the rebound in new home construction,” Dunbar said.  “Dump trailer sales in the North American market were flat with the second quarter last year as sales in the oil & gas market were up year-over-year but were offset by soft sales related to infrastructure construction and coal hauling.  We continue to see robust growth in the roll-off refuse market, driven by sales to the two largest OEMs in the segment as well as gains in share with some of the smaller OEMs.  In addition, we are executing a number of important new product launches in the garbage truck refuse market.  On the bottom line, our recent expansion of the Tianjin Hydraulics facility has been completed, our backlog is solid, and we anticipate robust demand for production out of the Tianjin facility through the second half of fiscal 2014.1”

Business Outlook

“Fiscal 2014 is shaping up to be a mixed year,” Dunbar said.  “Although industry conditions in Food Service are likely to remain challenging through the second half, we believe the steps we are taking to reduce costs, improve working capital and roll out new products will have positive long-term effect on our growth and profitability in that segment.1  The trends elsewhere in our business look to be increasingly favorable for future organic growth, and we are introducing a range of new customer programs and products to capitalize on this market opportunity.1  In light of our strong balance sheet and liquidity, we also remain focused on pursuing acquisitions that strengthen our business.  We believe that Standex is well-positioned to leverage future sales growth into stronger profitability.1”

Conference Call Details

Standex will host a conference call for investors today, February 3, 2014 at 9:00 a.m. ET. On the call, Roger Fix, Chairman of the Board, David Dunbar, President and CEO, and Thomas DeByle, CFO, will review the Company’s financial results and business and operating highlights.  Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com.  The Company's slide show accompanying the webcast audio also can be accessed via its website.  To listen to the playback, please dial (800) 585-8367 in the U.S. or (404) 537-3406 internationally; the passcode is 313156687.  The replay also can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

EBITDA, which is "Earnings Before Interest, Taxes, Depreciation and Amortization," non-GAAP income from operations, non-GAAP net income from continuing operations and free cash flow are non-GAAP financial measures and are intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United States.  Standex believes that such information provides an additional measurement and consistent historical comparison of the Company's performance.  A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Engineering Technologies Group, Engraving Group, Electronics Products Group, and Hydraulics Products Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil, Argentina, Turkey, South Africa, India and China. For additional information, visit the Company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of acquisitions and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2013, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Standex International Corporation
Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net sales	$172,243	$168,629	355,816	$352,015
Cost of sales	114,679	112,339	239,136	236,480
Gross profit	57,564	56,290	116,680	115,535

Selling, general and administrative expenses	43,608	39,037	85,033	80,421
Restructuring costs	644	985	4,450	1,220
Other operating (income) expense, net	(1,962)	-	(1,962)	-

Income from operations	15,274	16,268	29,159	33,894

Interest expense	592	575	1,152	1,226
Other (income) expense, net	(66)	(166)	(520)	(130)
Total	526	409	632	1,096

Income from continuing operations before income taxes	14,748	15,859	28,527	32,798
Provision for income taxes	4,105	4,833	7,771	9,847
Net income from continuing operations	10,643	11,026	20,756	22,951

Income (loss) from discontinued operations, net of tax	(126)	(65)	(1,157)	(160)

Net income	$10,517	$10,961	$19,599	$22,791

Basic earnings per share:
Income from continuing operations	$0.84	$0.88	$1.65	$1.82
Income (loss) from discontinued operations	(0.01)	(0.01)	(0.09)	(0.01)
Total	$0.83	$0.87	$1.56	$1.81

Diluted earnings per share:
Income from continuing operations	$0.83	$0.86	$1.63	$1.79
Income (loss) from discontinued operations	(0.01)	-	(0.09)	(0.01)
Total	$0.82	$0.86	$1.54	$1.78

Standex International Corporation
Condensed Consolidated Balance Sheets
	December 31,	June 30,
	2013	2013
ASSETS
Current assets:
Cash and cash equivalents	$48,060	$51,064
Accounts receivable, net	89,952	102,268
Inventories	97,058	84,956
Prepaid expenses and other current assets	13,145	7,776
Income taxes receivable	4,717	-
Deferred tax asset	12,076	12,237
Total current assets	265,008	258,301

Property, plant, and equipment, net	93,889	95,020
Goodwill	113,514	111,905
Intangible assets, net	25,810	25,837
Other non-current assets	21,695	19,510
Total non-current assets	254,908	252,272

Total assets	$519,916	$510,573
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$56,666	$69,854
Accrued expenses	49,638	46,981
Income taxes payable	5,332	1,638
Total current liabilities	111,636	118,473

Long-term debt	46,060	50,072
Accrued pension and other non-current liabilities	47,910	51,040
Total non-current liabilities	93,970	101,112

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	39,001	37,199
Retained earnings	563,319	546,031
Accumulated other comprehensive loss	(58,726)	(65,280)
Treasury shares	(271,260)	(268,938)
Total stockholders' equity	314,310	290,988
Total liabilities and stockholders' equity	$519,916	$510,573

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
	Six Months Ended December 31,
	2013	2012
Cash Flows from Operating Activities
Net income	$19,599	$22,791
Income (loss) from discontinued operations	(1,157)	(160)
Income from continuing operations	20,756	22,951

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,550	7,765
Stock-based compensation	2,319	1,725
Non-cash portion of restructuring charge	3,342	-
Disposal of real estate and equipment	925	-
Contributions to defined benefit plans	(733)	(3,876)
Net changes in operating assets and liabilities	(13,978)	(3,909)
Net cash provided by operating activities - continuing operations	20,181	24,656
Net cash (used in) operating activities - discontinued operations	(2,779)	(1,418)
Net cash provided by operating activities	17,402	23,238
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(7,963)	(9,723)
Expenditures for acquisitions, net of cash acquired	-	(39,613)
Other investing activities	(3,482)	108
Net cash provided by (used in) investing activities	(11,445)	(49,228)
Cash Flows from Financing Activities
Proceeds from borrowings	34,500	74,000
Payments of debt	(38,500)	(62,723)
Activity under share-based payment plans	138	135
Excess tax benefit from share-based payment activity	1,423	2,011
Cash dividends paid	(2,267)	(1,883)
Purchase of treasury stock	(5,106)	(8,004)
Net cash provided by (used in) financing activities	(9,812)	3,536

Effect of exchange rate changes on cash	851	831

Net changes in cash and cash equivalents	(3,004)	(21,623)
Cash and cash equivalents at beginning of year	51,064	54,749
Cash and cash equivalents at end of period	$48,060	$33,126

Standex International Corporation
Selected Segment Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net Sales
Food Service Equipment	$93,073	$95,816	$198,417	$205,139
Engraving	28,384	23,663	53,411	47,019
Engineering Technologies	17,323	18,027	34,588	33,757
Electronics Products	26,461	24,894	54,605	52,733
Hydraulics Products	7,002	6,229	14,795	13,367
Total	$172,243	$168,629	$355,816	$352,015

Income from operations
Food Service Equipment	$7,430	$9,694	$16,220	$23,042
Engraving	5,820	4,476	10,593	9,028
Engineering Technologies	2,456	3,644	4,538	5,337
Electronics Products	4,392	4,101	9,530	7,189
Hydraulics Products	1,059	963	2,233	1,934
Restructuring	(644)	(985)	(4,450)	(1,220)
Other operating income (expense), net	1,962	-	1,962	-
Corporate	(7,201)	(5,625)	(11,467)	(11,416)
Total	$15,274	$16,268	$29,159	$33,894

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
	Three Months Ended			Six Months Ended
	December 31,			December 31,
	2013	2012	%Change	2013	2012	%Change
Adjusted income from operations and adjusted net income from continuing operations:
Income from operations, as reported	$15,274	$16,268	-6.1%	$29,159	$33,894	-14.0%
Adjustments:
Restructuring charges	644	985		4,450	1,220
Management Transition	2,083	-		2,219	-
Net gain on Insurance Proceeds	(1,962)	-		(1,962)	-
Acquisition-related costs	-	84		-	1,549
Adjusted income from operations	$16,039	$17,337	-7.5%	$33,866	$36,663	-7.6%
Interest and other expenses	(526)	(409)		(632)	(1,096)
Provision for income taxes	(4,105)	(4,833)		(7,771)	(9,847)
Discrete tax items	-	-		155	-
Tax impact of above adjustments	(220)	(365)		(1,351)	(883)
Net income from continuing operations, as adjusted	$11,188	$11,730	-4.6%	$24,267	$24,837	-2.3%
EBITDA and Adjusted EBITDA:
Income from continuing operations before income taxes, as reported	$14,748	$15,859		$28,527	$32,798
Add back:
Interest expense	592	575		1,152	1,226
Depreciation and amortization	3,780	3,936		7,550	7,765
EBITDA	$19,120	$20,370	-6.1%	$37,229	$41,789	-10.9%
Adjustments:
Restructuring charges	644	985		4,450	1,220
Management Transition	2,083	-		2,219	-
Net gain on Insurance Proceeds	(1,962)	-		(1,962)	-
Acquisition-related costs	-	84		-	1,549
Adjusted EBITDA	$19,885	$21,439	-7.2%	$41,936	$44,558	-5.9%
Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$18,929	$15,087		$20,181	$24,656
Add back: Voluntary pension contribution	-	-		-	3,250
Less: Capital expenditures	(3,713)	(4,818)		(7,963)	(9,723)
Free operating cash flow	$15,216	$10,269		$12,218	$18,183
Net income from continuing operations	10,643	11,026		20,756	22,951
Conversion of free op cash flow	143.0%	93.1%		58.9%	79.2%

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
Adjusted earnings per share from continuing operations	December 31,			December 31,
	2013	2012	%Change	2013	2012	% Change

Diluted earnings per share from continuing operations, as reported	$0.83	$0.86	-3.5%	$1.63	$1.79	-8.9%

Adjustments:
Restructuring charges	0.04	0.05		0.25	0.06
Management Transition	0.12	-		0.12	-
Net gain on Insurance Proceeds	(0.11)	-		(0.11)	-
Acquisition-related costs	-	0.01		-	0.08
Discrete tax items	-	-		0.01	-
Diluted earnings per share from continuing operations, as adjusted	$0.88	$0.92	-4.3%	$1.90	$1.93	-1.6%